FORM OF AMENDED EMPLOYMENT AGREEMENT


          This Amended Employment Agreement was made and entered into as of June 1, 1994 and amended as of July 1, 1995, between Air Methods Corporation, a Delaware corporation, with its principal place of business at 7301 South Peoria, Englewood, Colorado 80112 (the "Company") and George W. Belsey, who presently resides in Chicago, Illinois (the "Executive").


                                RECITAL

          A. The Company desires to employ the Executive as Chief Executive Officer, and the Executive desires to be employed by the Company in such position, upon the terms and conditions set forth in this Agreement.

                               AGREEMENT

          In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.   Employment; Position; Term.  The Company hereby employs
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the Executive, and the Executive hereby accepts employment with the
Company, in the capacity of Chief Executive Officer.  Subject to
Section 4, the term of Executive's employment under this Agreement (the "Term") shall be for five (5) years, beginning June 1, 1994. The Term shall be extended for successive one-year periods on June 1 of each year beginning June 1, 1999, unless on or before April 1 prior to any such renewal date the Company or the Executive provides written notice to the other of its or his intention not to renew.

          2.   Duties, Responsibilities and Authority.  In his
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capacity as Chief Executive Officer, the Executive shall have primary responsibility for the overall management and operation of the Company, which shall be conducted in accordance with policies established by the Company's board of directors (the "Board"). In his capacity as Chief Executive Officer, the Executive shall report to and be subject to the direction and control of the Board. The Executive shall devote his full professional and managerial time and effort to the performance of his duties as Chief Executive Officer, and he shall not engage in any other business activity or activities which, in the mutual judgment of the Executive and the Board, do, in fact, conflict with the performance of his duties under this Agreement.

          3.   Compensation.
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               a.   Salary.  For services rendered under this
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Agreement, the Company shall pay the Executive a salary at the rate of
$165,000 per annum. The salary earned for the period from June 1, 1994 through December 31, 1994, shall be paid on January 2, 1995, and thereafter he shall be paid at the same intervals as other executives of the Company.

               b.   Annual Review.  The Executive's salary shall be
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reviewed annually beginning June 1, 1995, and it may be adjusted as the Board deems appropriate.

               c.   Stock Options.  Subject to approval of the Stock
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Option Committee of the Board in its sole discretion the Executive will be granted an option under the Company's Stock Option Plan to purchase up to 250,000 shares of the Company's Common Stock at the fair market value on the date of grant. One-fifth of the options shall be exercisable immediately upon the date of grant; one-fifth shall become exercisable on the anniversary date of the grant in each of the years 1995, 1996, 1997 and 1998, and the options shall be exercisable until 5 years after the date of grant. Such stock options shall be evidenced by a Stock Option Agreement which sets forth all applicable terms of the options. In addition, the Executive may participate in stock option programs of the Company upon such terms as the administrators of such programs in their discretion determine.

               d.   Benefits and Vacation.  The Executive shall be
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eligible to participate in such insurance programs (health, disability, or life) or such other health, dental, retirement, or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other officers and executive employees of the Company. The Executive shall be entitled to four (4) weeks of paid vacation. Vacation time may be accumulated for one
(1) year beyond the year for which it is accrued and used any time during such year, but any vacation time not used during such additional year shall be forfeited. The value of any accrued but unused and unforfeited vacation time shall be paid in cash to the Executive upon termination of his employment for any reason.

               e.   Reimbursement of Expenses.  The Company shall
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reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon the Executive's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

               f.   Relocation Expenses.  The Company shall reimburse
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the Executive for expenses reasonably and necessarily incurred by the
Executive in connection with relocating from Illinois to Colorado.
The Executive shall provide the Company with an itemized accounting of such expenses with reasonable supporting data prior to reimbursement. Such expenses shall include the following:

                    (i)  Direct expenses of moving household
furnishings from Chicago, Illinois to Colorado and other direct expenses of moving to Colorado;

                   (ii) Real estate sales commissions incurred by the Executive upon the sale of his home in Illinois, and an origination fee of up to 1% of the principal amount of a mortgage loan obtained by the Executive for the purpose of purchasing a home in Colorado;

                  (iii) Temporary living expenses for a reasonable period of time pending the sale of the Executive's home in Illinois; and

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                   (iv)  The cost of an appropriate home security
system, including the cost of installation in his hew home in Colorado, subject to the Company's prior approval of such expenses.

          4.   Termination.  Either party may terminate the
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Executive's employment under this Agreement, without cause, upon thirty (30) days' written advance notice to the other party, but subject to the provisions of Section 7 hereof. The Company may terminate the Executive's employment for "Cause" (as hereinafter defined) immediately upon written notice stating the basis for such termination. "Cause" for termination of the Executive's employment shall only be deemed to exist if the Executive has breached this Agreement, and if such breach continues or recurs more than thirty
(30) days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, exhibited willful disobedience of directions of the Board, or committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive's conduct has substantially adversely affected the Company or its reputation. A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

          5.   Disability.  If the Executive shall be prevented by
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illness, accident, or other incapacity from properly performing his duties hereunder (and, if required by the Company upon the furnishing of evidence satisfactory to the Company of such disability), the Company shall, during the continuance of his disability but only for a maximum of ninety (90) days, pay the Executive his salary payable under the provisions of Sections 3(a) and 3(b) and continue to provide the Executive all other benefits provided hereunder. As used herein, the term "disability" shall mean the complete and total inability of the Executive, due to illness, physical or comprehensive mental impairment to substantially perform all of his duties as described herein for a consecutive period of thirty (30) days or more.

          6.   Death.  In the event of the death of the Executive,
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except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Employment Agreement shall terminate immediately. However, the Executive's estate shall have the right to receive compensation due to the Executive as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the Executive's annual compensation then in effect as specified in
Section 3, above.

          7.   Severance.  In the event that the Executive's
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employment is terminated by the Company other than for cause, whether during or after the term of this Agreement, the Executive shall be entitled to receive his then current salary, as provided for in
Section 3(a), and adjusted pursuant to Section 3(b), payable at the Company's regular payment intervals, for twelve (12) months following the date of the Executive's termination by the Company; provided, that if any of such payments would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and (ii) but for this proviso be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the amount payable hereunder shall be reduced to the largest amount which the Executive determines would

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result in no portion of the payments hereunder being subject to the
Excise Tax. If the Executive voluntarily resigns his employment hereunder, or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

          8.   Covenant Not to Compete.  During the continuance of his
               -----------------------
employment hereunder and for a period of twelve (12) months after termination of his employment hereunder, the Executive shall not, anywhere in the United States, engage in any business which competes directly or indirectly with the Company.

          9.   Trade Secrets and Confidential Information.  During his
               ------------------------------------------
employment by the Company and for a period of five (5) years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

          10.  Severability.   It is the desire and intent of the
               ------------
parties that the provisions of Sections 8 and 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 8 or 9 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as tough the invalid portions were not a part thereof. In the event that any of the provisions of Section 8 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

          11.  Injunctive Relief.  The Executive agrees that any
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violation by him of the agreements contained in Sections 8 and 9 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

          12.  Miscellaneous.
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               a.   Notices.  Any notice required or permitted to be
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given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 7301 South Peoria, Englewood, Colorado 80155 or to the Company's then-

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principal office, if different, and if to the Executive, to 7301 South
Peoria, Englewood, Colorado 80155 or to the Company's then-principal office, if different.

               b.   Binding Effect.  This Agreement is a personal
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service agreement and may not be assigned by the Company or the
Executive, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

               c.   Amendment.  This Agreement may not be amended
                    ---------
except by an instrument in writing executed by each of the parties hereto.

               d.   Applicable Law.  This Agreement is entered into in
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the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

               e.   Counterparts.  This instrument may be executed in
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one or more counterparts, each of which shall be deemed an original.

               f.   Entire Agreement.  This Agreement supersedes and
                    ----------------
replaces all prior agreements between the parties related to the employment of the Executive by the Company.

          IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement as of July 1, 1995.

THE EXECUTIVE:                     AIR METHODS CORPORATION


            [FORM]                 By:           [FORM]
--------------------------------      --------------------------------
George W. Belsey                      Donald R. Segner, Vice
                                      Chairman of the Board


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